EXHIBIT 10.02

PROMISSORY NOTE

$2,000,000.00	March 24, 2010

FOR VALUE RECEIVED, Universal Supply Group, Inc., a New York corporation (“Maker”), promises to pay to the order of Goodman Company, L.P., Goodman Manufacturing Company, L.P., and Goodman Sales Company (collectively, “Payee”), at 5151 San Felipe, Suite 500, Houston, Texas, 77056, the principal sum of TWO MILLION U.S. Dollars ($2,000,000.00), in accordance with Schedule 1, which is attached hereto and incorporated by reference herein for all purposes.  All amounts payable hereunder shall be paid in lawful money of the United States of America which at the time of payment is legal tender for the payment of public and private debts.

            Maker further promises to pay interest from the date hereof until maturity, on the aggregate unpaid principal amount hereof, in accordance with Schedule 1, at the lesser of the highest lawful rate allowed to be charged at that time under applicable law or eight percent (8%) per annum; and after maturity (whether by acceleration or otherwise) until paid, at a rate per annum equal to the lesser of the highest lawful rate allowed to be charged at that time under applicable law or eighteen percent (18%).  Interest accruing after maturity shall be payable on demand.  Maker shall pay default interest on each past due installment of principal and/or interest at a rate per annum equal to the lesser of the highest lawful rate allowed to be charged at that time under applicable law or eighteen percent (18%), from the due date until paid.

Maker understands that Payee may transfer this Promissory Note.  Payee or anyone who takes this Promissory Note by transfer and who is entitled to receive payments under this Promissory Note will be called the “Holder”.  This Promissory Note shall be governed by the Laws of the State of Texas.

This Promissory Note is subject to the terms and conditions of an Amended and Restated Subordination Agreement dated as of March 4, 2010, by and among Maker, Payee and Wells Fargo Bank, National Association (as it may be amended, the “Subordination Agreement”).

This Promissory Note is secured by a Consignment and Security Agreement between Maker and Payee dated as of May 13, 2005 (as it may be amended, the “Consignment and Security Agreement”), and covering and constituting a first lien on certain Collateral (as defined therein).

Notwithstanding any provisions in this Promissory Note or in any other instrument now or hereafter securing this Promissory Note or the indebtedness evidenced hereby to the contrary, in no event shall the amount of interest paid or agreed to be paid to Holder exceed an amount computed at the highest rate of interest permissible under applicable law.  If, from any circumstances whatsoever, fulfillment of any provision of this Promissory Note or any other instrument securing this Promissory Note or all or any part of the indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve exceeding the interest limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under such applicable law; and if for any reason whatsoever Holder shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of the principal of this Promissory Note (whether or not then due and payable), and not to the payment of interest, or shall be refunded to Maker if such principal has been paid in full.

It is understood and agreed that time is of the essence under this Promissory Note and that on default in the payment of any installment of principal or interest, or any part thereof, when due the Holder hereof, on or after five (5) business days after written notice thereof to Maker, Holder, at its election, may accelerate the unpaid balance of the principal and all accrued interest due and declare the same due and payable immediately, without presentment or demand for payment of any past-due installment of principal or interest, or of any remaining unpaid balance of principal or interest and without notice of intent to accelerate the payment of the unpaid balance of the principal or all accrued interest due to any parties to this instrument.  If any Maker, endorser, or guarantor or other surety hereof shall become insolvent, commit an act of bankruptcy or become the subject of an order for relief (as that term is used in the U.S. Bankruptcy Code), or if an “event of default” occurs under the Consignment and Security Agreement, or if a “Credit Agreement Default Notice” (as defined in the Subordination Agreement) has been received by the Holder, or if for any other cause the protection of the Holder, in the sole discretion of the Holder, so requires, all liabilities of the undersigned Maker to the Holder, including without limitation this Promissory Note, shall, at the option of the Holder, mature and become due and payable without demand, grace, notice, presentment for payment, and protest, all of which are hereby waived by any and all parties to this instrument.  The failure of the Holder to exercise its option to accelerate the maturity of this Promissory Note shall not constitute a waiver of its right to exercise the same at any other time.

Each Maker, endorser, and guarantor or other surety of this Promissory Note does hereby waive demand, grace, notice, presentment for payment, and protest.  Maker hereby waives any defense, right of set-off or other claim, which Maker may now or hereafter have against Holder.

This Promissory Note shall not be amended, modified or any obligation hereunder waived or discharged except in accordance with the terms hereof or as expressly consented to by Holder in writing.  This Promissory Note may not be amended or modified except as permitted under the Subordination Agreement.

Payments under this Promissory Note may not be pre-paid, unless prepayment has been authorized pursuant to the Subordination Agreement.  Holder will use authorized prepayments, if any, to reduce the amount of principal owed by Maker under this Promissory Note.  If an authorized partial prepayment is made, there shall be no delays in the due dates or changes in the amounts of monthly payments unless the Holder agrees in writing to those delays or changes.  Holder may require any authorized prepayment to be made on the same day that a monthly payment is due, and may also require that the amount of any authorized partial prepayment be equal to the amount of principal that would have been part of the next one or more monthly payments.

Any notice required or permitted to be given to Maker or any endorser, guarantor or other surety under this Promissory Note shall be in writing and shall be given by hand-delivering it, sending it by reputable overnight courier, or mailing it by certified mail, return receipt requested and postage prepaid, addressed to the Maker at Maker’s address set forth below.  Any notice required or permitted to be given to the Holder under this Promissory Note shall be in writing and shall be given by hand-delivering it, sending it by reputable overnight courier, or mailing it by certified mail, return receipt requested and postage prepaid, addressed to Holder at the address of Payee referenced above.  Addresses for notice to a party may be changed by written notice to the other party as provided herein.

The Maker will pay on demand all costs and expenses of collection and enforcement of this Promissory Note to the extent not prohibited by law, including without limitation all legal expenses and attorneys’ fees incurred or paid by the Holder in collecting or enforcing this Promissory Note on default.

No delay or omission on the part of the Holder in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy or of any other right or remedy under this Promissory Note.  A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

Maker:	UNIVERSAL SUPPLY GROUP, INC.

By:	/s/ William Pagano

Title:	President

Name:	William Pagano

Maker’s Address:	275 Wagaraw Road
Hawthorne, NJ 07506

SCHEDULE 1

Pymt seq. #	Due Date	Payment	Interest	Principal	Balance
	03/24/10				$2,000,000.00
1	04/24/10	$13,333.33	$13,333.33	$0.00	$2,000,000.00
2	05/24/10	$13,333.33	$13,333.33	$0.00	$2,000,000.00
3	06/24/10	$13,333.33	$13,333.33	$0.00	$2,000,000.00
4	07/24/10	$13,333.33	$13,333.33	$0.00	$2,000,000.00
5	08/24/10	$13,333.33	$13,333.33	$0.00	$2,000,000.00
6	09/24/10	$90,454.58	$13,333.33	$77,121.25	$1,922,878.75
7	10/24/10	$90,454.58	$12,819.19	$77,635.39	$1,845,243.36
8	11/24/10	$90,454.58	$12,301.62	$78,152.96	$1,767,090.40
9	12/24/10	$90,454.58	$11,780.60	$78,673.98	$1,688,416.42
10	01/24/11	$90,454.58	$11,256.11	$79,198.47	$1,609,217.95
11	02/24/11	$90,454.58	$10,728.12	$79,726.46	$1,529,491.49
12	03/24/11	$90,454.58	$10,196.61	$80,257.97	$1,449,233.52
13	04/24/11	$90,454.58	$9,661.56	$80,793.02	$1,368,440.50
14	05/24/11	$90,454.58	$9,122.94	$81,331.64	$1,287,108.86
15	06/24/11	$90,454.58	$8,580.73	$81,873.85	$1,205,235.01
16	07/24/11	$90,454.58	$8,034.90	$82,419.68	$1,122,815.33
17	08/24/11	$90,454.58	$7,485.44	$82,969.14	$1,039,846.19
18	09/24/11	$90,454.58	$6,932.31	$83,522.27	$956,323.92
19	10/24/11	$90,454.58	$6,375.49	$84,079.09	$872,244.83
20	11/24/11	$90,454.58	$5,814.97	$84,639.61	$787,605.22
21	12/24/11	$90,454.58	$5,250.70	$85,203.88	$702,401.34
22	01/24/12	$90,454.58	$4,682.68	$85,771.90	$616,629.44
23	02/24/12	$90,454.58	$4,110.86	$86,343.72	$530,285.72
24	03/24/12	$90,454.58	$3,535.24	$86,919.34	$443,366.38
25	04/24/12	$90,454.58	$2,955.78	$87,498.80	$355,867.58
26	05/24/12	$90,454.58	$2,372.45	$88,082.13	$267,785.45
27	06/24/12	$90,454.58	$1,785.24	$88,669.34	$179,116.11
28	07/24/12	$90,454.58	$1,194.11	$89,260.47	$89,855.64
29	08/24/12	$90,454.58	$598.94	$89,855.64	$0.00
Grand Totals		$2,237,576.57	$237,576.57	$2,000,000.00

Schedule 1